Exhibit 10.1

May 24, 2011

Gerard H. Sweeney
President and Chief Executive Officer
Brandywine Realty Trust
555 East Lancaster Avenue, Suite 100
Radnor, PA 19087

Dear Mr. Sweeney:

We refer to the Non-Qualified Option awarded to you on March 2, 2011 (the “Option”) that is exercisable for an aggregate of 181,291 Common Shares at an exercise price per share of $11.89. Terms used in this letter agreement as defined terms and not defined herein shall have the meanings given to them in the Option.

We have agreed that, in addition to the vesting conditions set forth in Section 3 of the Option, the additional vesting conditions set forth in this letter agreement shall apply with respect to an aggregate of 101,437 Shares subject to the Option (such Shares, the “Restricted Shares”). These additional vesting conditions shall apply and cease to apply to the Restricted Shares as follows:

1. On the first anniversary of the Date of Grant, the Company shall compute its total shareholder return (i.e., share price appreciation plus dividends declared) (“TSR”) for the one-year period from the Date of Grant. If the Company’s TSR equals or exceeds the median of the TSRs of the 15 companies in the peer group set forth in the Company’s 2011 Proxy Statement (adjusted by the Compensation Committee should any of such companies cease to exist as publicly-traded companies) for this same period, then one-third (i.e., 33,812) of the Restricted Shares shall cease to be subject to the additional vesting conditions.

2. On the second anniversary of the Date of Grant, the Company shall compute its TSR for the two-year period from the Date of Grant. If the Company’s TSR for this period equals or exceeds the median of the TSRs of the Company’s above-referenced peer group for this same period, then two-thirds of the Restricted Shares (including Restricted Shares, if any, on which the additional vesting conditions lapsed pursuant to paragraph 1) shall cease to be subject to the additional vesting conditions.

3. On the third anniversary of the Date of Grant, the Company shall compute its TSR for the three-year period from the Date of Grant. If the Company’s TSR for this period equals or exceeds the median of the TSRs of the Company’s above-referenced peer group for this same period, then all of the Restricted Shares shall cease to be subject to the additional vesting conditions.

4. Notwithstanding the foregoing, the additional vesting conditions shall lapse upon the earliest of the occurrence of a Change of Control or your Retirement, death or Disability.

Gerard H. Sweeney
May 23, 2011

5. If the additional vesting conditions shall not have ceased to apply with respect to Restricted Shares in accordance with one of the preceding paragraphs at or before the third anniversary of the Date of Grant then the Option shall not be exercisable with respect to those Restricted Shares as to which the additional vesting conditions shall not have ceased to apply.

Very truly yours,

BRANDYWINE REALTY TRUST

By:
Title:

Accepted:

Gerard H. Sweeney